Exhibit 99.2

EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 •
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:

Allen & Caron  Inc

Rene Caron (investors)

Len Hall (media)

949-474-4300

rene@allencaron.com

len@allencaron.com

EMRISE CORPORATION PROMOTES BRANDI FESTA TO DIRECTOR OF FINANCE

AND ADMINISTRATION, PRINCIPAL ACCOUNTING OFFICER

Part of Company’s Realignment of Corporate Finance Organization

EATONTOWN, NJ — September 2, 2010 — EMRISE CORPORATION, (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that veteran corporate controller Brandi L. Festa has been promoted to Director of Finance and Administration and Principal Accounting Officer, effective immediately. Festa, who was also appointed Secretary and Treasurer, reports directly to Chairman and Chief Executive Officer Carmine T. Oliva.

Festa, 40, assumes the duties of former Chief Financial Officer D. John Donovan, who is leaving EMRISE by mutual agreement as part of a realignment of the Company’s corporate finance organization that became effective with the sale of its Advanced Control Components, Inc. (ACC) subsidiary.  “We are very pleased and fortunate to have someone of Brandi’s background and experience to pick up the reins and take over John’s duties and responsibilities,” Oliva said.

“We thank John for his contributions and wish him well in his future endeavors,” Oliva added. “For the last few months, we have considered realignment of our corporate finance, administration and treasury responsibilities as part of an internal operational and cost reduction plan that is designed to help return the Company to profitability and enhance stockholder value.”

Festa joined EMRISE as Corporate Controller in May 2007. Her duties have included handling reporting to the Securities and Exchange Commission (SEC), all accounting functions and assisting in managing the Company’s treasury functions.

“During her time at EMRISE, Brandi has proven that she is very energetic and capable,” Oliva said. “Brandi has extensive experience working with the SEC, handling the accounting requirements of a public company, including Sarbanes-Oxley Act compliance, and interacting with lawyers, auditors and other corporate advisors. She has earned her way to these promotions and we are confident she will be an asset and strong contributor to the Company in her new roles.”

Prior to EMRISE, Festa was Assistant Controller from January 2005 to May 2007 for Stater Bros. Markets, a full service supermarket chain in Southern California.  While at Stater Bros. she was responsible for all accounting functions, the SEC reporting required for Stater Bros. public debt, Sarbanes-Oxley Act compliance and assisting with the treasurer’s duties.

From June 2001 to June 2004, Festa was Director of Financial Reporting for Watson Pharmaceuticals, a publicly-traded specialty pharmaceutical company. Her duties included responsibility for SEC reporting, all corporate accounting and financial reporting, Sarbanes-Oxley Act compliance and various treasury activities.

Festa began her career at Ernst & Young in Riverside, California in August 1997.  She spent almost three years with Ernst & Young holding a number of increasingly responsible positions in the firm’s auditing organization becoming a senior auditor responsible for auditing small to mid-size, growing, entrepreneurial manufacturing companies.  Festa has a bachelor’s degree in business administration with a concentration in accounting from California State University, San Bernardino and is a California licensed Certified Public Account

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France.  The Company has built a worldwide base of customers throughout the U.S., Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including expanding the Company and enhancing stockholder value, are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, the ability to complete additional strategic initiatives; the terms, conditions and timing of such events; whether these efforts will result in cost savings and increasing value for its stockholders and other stakeholders; unforeseen technical issues; unforeseen changes in customer demand; unforeseen delays in receipt of materials from its vendors; inability of the Company’s products to meet customer specifications; and changes in the economic, industry or political climate that may negatively impact demand for EMRISE’s future products. The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

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